COOPERATIVE MARKETING AND COMMERCE AGREEMENT
                        MARKETING AGREEMENT
                      dated as of March 7, 2000
by and between Web4Boats.com, Inc., with its address at
_________________________________________
("Web4Boats") and Acacia Marine, LLC with its address at 11835 Olympic Blvd., Suite 360, Los Angeles, CA 90064 ("iiCaptain").
W I T N E S S E T H:
WHEREAS, Web4Boats provides boat listings and other boating related content and maintains a website, located at the URL "www.web4boats.com";
WHEREAS, iiCaptain is a provider of boating and marine products and services (the "Products and Services") to members of the public via its website located at the URL "www.iiCaptain.com";
WHEREAS, iiCaptain and Web4Boats wish to enter into a strategic alliance pursuant to which Web4Boats would agree to advertise iiCaptain's website and products on the Web4Boats website and to market and sell iiCaptain's products through its website in exchange for a portion of the revenue generated by such sales.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereto agree as follows:
1. MARKETING AND DISTRIBUTION
1.1. Web4Boats and iiCaptain will cooperate to immediately create and implement a fully functional transparent link on Web4Boats' website to iiCaptain pages containing the Products and Services. Such link shall be prominently displayed on Web4Boats' homepage and shall be in the form of either the current iiCaptain icon or an icon stating "Marine Store" or similar wording. Clicking on such icon will serve up the iiCaptain homepage, framed within the Web4Boats website, and enable Web4Boats website users to purchase the Products and Services, directly from iiCaptain. Accordingly, iiCaptain will be responsible for processing the transactions.
1.2. iiCaptain hereby grants to Web4Boats, during the term hereof, the worldwide, non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to use, solely in connection with the marketing and promotion of the Products and Services in accordance herewith the trade names, trademarks, service marks "iiCaptain" and "Acacia Marine," which license shall terminate immediately upon the termination of this Agreement. Similarly, Web4Boats hereby grants to iiCaptain, during the term hereof, the worldwide, non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to use, solely in connection with the marketing and promotion of the Products and Services in accordance herewith the trade names, trademarks, service marks "Web4Boats and related marks used by Web4Boats in association with its business, which license shall terminate immediately upon the termination of this Agreement
1.3	Web4Boats represents and warrants to iiCaptain that as of March 1,
2000, its website had at least ____________ unique users per month.
2. FEES AND PAYMENT
2.1. Web4Boats will receive a commission on all revenue from sales of iiCaptain's products or services through Web4Boats' website ("Adjusted Gross Sales") of five percent (5%) for Retail Customers and two percent (2%) for Trade Customers. Trade Customers shall mean any customers that are deemed by
iiCaptain to have valid reseller-IDs.   Retail Customers shall mean any other
purchaser on the iiCaptain.com site.   For purposes of this Agreement,
adjusted Gross Sales shall be the total sales of Products and Services after discounts, returns and/or reductions net of taxes, duties, shipping or other ancillary costs.
2.2. Within thirty (30) days after the end of each month, iiCaptain will provide Web4Boats with a written report ("Monthly Report") of the revenues received from Adjusted Gross Sales by Web4Boats users (the "Agreement Revenues"). The Monthly Report shall be accompanied by remittance to Web4Boats of Web4Boats's allocable portion of the Adjusted Gross Sales. If Web4Boats's allocable portion of the Adjusted Gross Sales is less than $100 in any month, the remittance to Web4Boats will be deferred until the month in which the total accrued allocable portion of Adjusted Gross Sales is $100 or greater.
3. TERM AND TERMINATION
3.1. This Agreement shall commence as of March 1, 2000 (the "Commencement Date") and, subject to the provisions of Section 3.2 below, shall terminate on the first anniversary of the Commencement Date.
3.2. Either party may terminate this Agreement with 30 days' prior written notice.
3.3. This Agreement will immediately terminate upon any of the following events:
(a) the bankruptcy (voluntary or involuntary) of, appointment of a trustee or receiver for all or a substantial portion of the assets of, assignment for the benefit of creditors of, or failure generally to pay debts and obligations when due by, the other party;
(b) the cessation of business or dissolution and winding up of the other party.
3.4. Termination of this Agreement shall be without prejudice to any other rights or remedies to which a party hereto may be entitled, and shall not affect any accrued rights or liabilities of either party. The provisions of Sections 4, 6 and 7 shall survive any termination of this Agreement. All licenses granted pursuant to this Agreement shall terminate on the date of termination of this Agreement.
4. CONFIDENTIALITY
4.1. The parties agree not to divulge to any third party any confidential, non-public and/or proprietary information belonging to the other party, including the terms of this Agreement, unless (a) the confidential information is in or enters the public domain other than by a breach of the receiving party; or (b) the receiving party obtains the confidential information lawfully from a third party who is authorized to disclose the confidential information; or (c) the receiving party is required to disclose the confidential information by law, regulation or an order of a court of competent jurisdiction.
5. REPRESENTATIONS AND WARRANTIES
5.1. Web4Boats hereby represents and warrants to iiCaptain as of the date hereof that:
(a) Web4Boats is a corporation duly organized and validly existing under the laws of ______________ and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
(b) The execution, delivery and performance by Web4Boats of this
Agreement are within the corporate powers of Web4Boats and, have been duly authorized by all necessary corporate action on the part of Web4Boats. This Agreement constitutes a valid and binding agreement of Web4Boats enforceable in accordance with its terms.
(c) The execution, delivery and performance by Web4Boats of this
Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.
(d) The execution, delivery and performance by Web4Boats of this
Agreement do not and will not (i) violate the organizational documents of Web4Boats, (ii) violate any applicable law, judgment, injunction, order or decree, or (iii) require any notice or consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Web4Boats or to a loss of any benefit to which Web4Boats is entitled under, any agreement or other instrument binding upon Web4Boats or any license, franchise, permit or other similar authorization held by Web4Boats.
5.2. iiCaptain hereby represents and warrants to Web4Boats as of the date hereof that:
(a) iiCaptain is a limited liability company duly organized and validly existing under the laws of California and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
(b) The execution, delivery and performance by iiCaptain of this Agreement are within the corporate powers of iiCaptain and, have been duly authorized by all necessary corporate action on the part of iiCaptain. This Agreement constitutes a valid and binding agreement of iiCaptain enforceable in accordance with its terms.
(c) The execution, delivery and performance by iiCaptain of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.
(d) The execution, delivery and performance by iiCaptain of this Agreement do not and will not (i) violate the organizational documents of iiCaptain,
(ii) violate any applicable law, judgment, injunction, order or decree, or
(iii) require any notice or consent or
other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of iiCaptain or to a loss of any benefit to which iiCaptain is entitled under, any agreement or other instrument binding upon iiCaptain or any license, franchise, permit or other similar authorization held by iiCaptain.
6. LIMITATION OF LIABILITY
6.1. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE
NO WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER
WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS, WHETHER
EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING.  EACH PARTY
HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY,
CONDITION, GUARANTY OR REPRESENTATION MADE BY THE OTHER EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.
7. INDEMNIFICATION
7.1. Web4Boats will indemnify and hold iiCaptain, and its affiliates and their respective officers, directors and employees harmless from and against any and all damages, liabilities, loses, claims, awards, settlements, and expenses including reasonable attorney's fees (collectively, "Damages") resulting from or arising out of (a) any misrepresentation or breach of representation or warranty of Web4Boats contained herein; (b) any breach of any covenant or agreement to be performed by Web4Boats hereunder or (c) operations of Web4Boats Internet sites or any other activities of Web4Boats, including infringement (or claim thereof) of any other party's intellectual property rights.
7.2. iiCaptain will indemnify and hold Web4Boats and its affiliates and their respective officers, directors and employees harmless from and against any and all Damages resulting from or arising out of (a) any misrepresentation or breach of representation or warranty of iiCaptain contained herein; or (b) any breach of any covenant or agreement to be performed by iiCaptain hereunder.
8. MISCELLANEOUS
8.1. The parties shall perform any and all acts, as well as execute any and all documents, that may be reasonably necessary to fully carry out the provisions and intent of this Agreement.
8.2. This Agreement shall be binding upon and run to the benefit of the parties hereto, their successors, and assigns. Web4Boats shall not assign this Agreement or its obligations hereunder, directly or by operation of law, without the prior written consent of iiCaptain.
8.3. Should any provisions or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.
8.4. This Agreement shall be construed and governed by the internal laws of the State of California (without giving effect to its conflicts of law principles).
8.5. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The facsimile signature of any party to this Agreement shall have the same effect as if such party had manually signed this Agreement.
8.6. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the mails, as follows:
(i)	If to iiCaptain to:
Acacia Marine, LLC.
11835 Olympic Blvd.
Suite 360
Los Angeles, CA 90064
fax: (310) 479-9945
Attn:  Duncan Thomas, President

(ii)	If to Web4Boats:

	_________________________
	_________________________
	_________________________
	_________________________
Attn:

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.
8.7. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof (nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege). The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
8.8. Upon execution of this Agreement, both parties will cooperate in good faith to draft a joint press release announcing the strategic alliance.
8.9. In the event of any controversy, claim or dispute among the parties hereto arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs.
8.10. Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by arbitration in the City of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association then in effect. The parties hereto consent to the jurisdiction of the courts of the State of California or the United States District Court for the appropriate District of California, whichever is most appropriate, for all purposes in connection with said arbitration, and further consent that any process or notice of motion may be served outside the State of California by personal service or by registered or certified mail; provided a reasonable time for appearance is allowed.
8.11. The parties agree that this Memorandum was negotiated at arms-length by the parties and, therefore, shall be construed in accordance with the plain meaning of its terms and no provision of this Memorandum be interpreted against any party as draftor.
8.12. This Agreement constitutes the entire agreement of the parties with respect to the matters contemplated herein and supersedes any and all prior understandings or agreements concerning the subject matter hereof.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates indicated opposite their signatures below.
ACACIA MARINE LLC
By:_____________________________
Name: Duncan Thomas
Title:  President

WEB4BOATS.COM, INC.
By:_____________________________
Name:
Title:
SM01:359001	6
SM01:359001